EXHIBIT 32.2

SECTION 1350 CERTIFICATION

The undersigned, Stephen R. Theroux, is the Executive Vice President, Chief Operating Officer, Chief Financial Officer and Corporate Secretary of New Hampshire Thrift Bancshares, Inc. (the “Company”). This statement is being furnished in connection with the filing by the Company of the Company’s Annual Report on Form 10-Q for the quarter ended September 30, 2005 (the “Report”).

By execution of this statement, I certify that:

A)	the Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m(a) or 78o(d)) and

B)	the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company as of the dates and for the periods covered by the Report.

Date: November 15, 2005	/s/ Stephen R. Theroux
Stephen R. Theroux
Executive Vice President, Chief Operating Officer, Chief Financial Officer and Corporate Secretary